FOR IMMEDIATE RELEASE

Aspire Capital Provides Lightbridge Corporation with Initial Funding Commitment of up to $10 million

MCLEAN, Va., September 8, 2015 -- Lightbridge Corporation (NASDAQ:LTBR) today announced that Aspire Capital Fund, LLC (“Aspire Capital”) has provided the Company with a funding commitment to purchase up to $10 million of the Company’s common stock, at the Company’s sole discretion for a period of two years, subject to certain terms and conditions.

“This agreement provides us with financing capacity at favorable terms that we can tap into when and if we require capital in the future, without limiting our options to pursue non-dilutive or strategic alternatives. Our primary focus is to bring our metallic nuclear fuel to market to enable utilities to increase safety margins and improve the economics of their existing reactor fleets. We are encouraged by the support we have received from the industry and remain on track to commence manufacturing of our fuel samples in 2016, with demonstration of our fuel samples in a test reactor under prototypic commercial reactor operating conditions to begin in 2017,” said Seth Grae, President and Chief Executive Officer. “We believe our recent accomplishments, along with current progress on other pending milestones, will drive significant value for our shareholders. At the same time, we remain focused on minimizing dilution by carefully managing our operating expenses.”

Key terms under the common stock purchase agreement include:

  Lightbridge will control the timing and amount of any sale of common shares to Aspire Capital;

  Aspire Capital has no right to require any sales by Lightbridge but is obligated to make purchases when Lightbridge desires to sell shares of its common stock to Aspire Capital, in accordance with the terms of the Purchase Agreement;

  Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of the Company’s common stock during any time prior to the termination of the Purchase Agreement;

  There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement; and

  The purchase agreement may be terminated by Lightbridge at any time, at its discretion, without any additional cost or penalty.

A complete and detailed description of the purchase agreement and related registration rights agreement will be set forth in the Company’s Current Report on Form 8-K filed today with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Lightbridge Corporation

Lightbridge is a nuclear energy company based in McLean, Virginia. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Important recent milestones achieved by Lightbridge include approval and issuance of key patents by the United States, Australia and South Korea for the Company's multi-lobed metallic fuel rod design and fuel assemblies. In April 2015, nuclear fuel managers at Dominion Generation (NYSE:D), Duke Energy (NYSE:DUK), Exelon Generation (NYSE:EXC) and Southern Company (NYSE:SO) asked the U.S. Nuclear Regulatory Commission (NRC) to prepare to review Lightbridge's fuel design, in advance of an expected application in 2017 to use the Company's fuel in a U.S. reactor as early as 2020 (http://pbadupws.nrc.gov/docs/ML1513/ML15134A092.pdf). The NRC relies on communications from U.S. utilities to adjust Commission staffing levels and budgets in anticipation of regulatory review of licensing applications.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company's product and service offerings and the expected market for the Company's product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. 855-379-9900
ltbr@crescendo-ir.com